Exhibit 99.1

UNITED NATIONAL GROUP, LTD. ANNOUNCES FIRST QUARTER 2004 RESULTS

George Town, Grand Cayman, Cayman Islands, May 4, 2004 — United National Group, Ltd. (“United National”) (Nasdaq: UNGL) today reported earnings for the first quarter of 2004, which ended on March 31, 2004. The comparable results for the first quarter of 2003 reflect the financial performance of United National’s predecessor, Wind River Investment Corporation.

Operational highlights for the first quarter of 2004 include the following:

•	Net premiums written increased 9.3% to $58.6 million for the first quarter of 2004, compared to $53.6 million for the first quarter of 2003;

•	Combined ratio of 91.7% for the first quarter of 2004 compared to 90.2% for the first quarter of 2003;

•	Book value at March 31, 2004 of $399.9 million, or $14.15 per share; and

•	Net operating income of $7.5 million for the first quarter of 2004, or $0.26 net operating income per share – basic and diluted.

David Bradley, Chief Executive Officer of United National, said, “We are pleased with our first quarter 2004 results. United National grew book value by $0.45 per share, an annualized growth rate of 13.8%. United National’s underwriting profitability is strong as evidenced by our combined ratio for the first quarter of 2004 of 91.7%. As anticipated, we increased net written premiums as we increased our retentions across our core book of business. In addition, as planned, we reduced gross written premiums as we continued our exit from heavily reinsured reverse flow business. We achieved rate increases during the first quarter of 2004 of approximately 15% on our business and we remain confident of our projection of a low double digit rate increase for the year. Because additional reinsurance program changes took effect in April, we anticipate net premium growth to be robust for the remainder of the year as we continue to purchase less reinsurance and increase retentions. In addition, as of year-end 2003 we held $362.3 million of cash and short-term fixed income securities. While our original intent was to invest these balances during the first quarter of 2004, we modified our plan and deferred any further purchase of investments due to our expectation that interest rates would rise. Since that time we have seen a rise in interest rates and in late March of 2004 we began to invest a portion of these balances in fixed income securities, the majority of which have stated maturities of between two and four years. To the extent we continue to hold cash, investment income will be impacted; nonetheless, to preserve book value and enhance future investment income in a rising interest rate environment, we have a strategy that calls for the cash we hold to be invested over time.”

First Quarter 2004 Results

Net income for the first quarter of 2004 was $7.4 million ($0.26 net income per share – basic and diluted) compared to net income of $7.0 million ($0.25 pro forma net income per share – basic and diluted) for United National’s predecessor for the first quarter of 2003. Net income for the first quarter of 2004 included $0.1 million of after-tax net realized investment losses compared to $0.9 million of after-tax net realized investment losses for United National’s predecessor for the first quarter of 2003.

Net operating income for the first quarter of 2004 was $7.5 million ($0.26 net operating income per share – basic and diluted) compared to net operating income of $7.9 million ($0.29 pro forma net operating income per share – basic and diluted) for United National’s predecessor for the first quarter of 2003. A reconciliation of net operating income to net income is contained in the schedules included with this release.

The combined ratio for the first quarter of 2004 was 91.7% compared to 90.2% for the first quarter of 2003. Net income and net operating income for the first quarter of 2004 included an after-tax charge of $0.4 million related to various purchase accounting adjustments. These adjustments increased United National’s combined ratio for the first quarter of 2004 by 0.6 percentage points.

Book value at March 31, 2004 was $399.9 million, an increase of 5.0%, or $19.1 million, as compared to December 31, 2003.

Gross premiums written decreased 45.0% for the first quarter of 2004 to $117.9 million from $214.5 million for United National’s predecessor for the first quarter of 2003. Net premiums written increased 9.3% to $58.6 million for the first quarter of 2004 from $53.6 million for United National’s predecessor for the first quarter of 2003.

Gross premiums written for the first quarter of 2004 in our Specific Specialty and Umbrella and Excess product classes decreased 58.3% and 78.8%, respectively, compared to those of United National’s predecessor in the first quarter of 2003. In addition, net premiums written for the first quarter of 2004 in our Specific Specialty and Umbrella and Excess product classes decreased by 49.1% and 17.9%, respectively, compared to those of United National’s predecessor in the first quarter of 2003. These decreases resulted from United National’s exit from heavily reinsured and reverse flow business.

Gross premiums written for the first quarter of 2004 in our Property and General Liability product class increased 46.1%, compared to those of United National’s predecessor in the first quarter of 2003. In addition, net premiums written for the first quarter of 2004 in our Property and General Liability product class increased 61.8%, compared to those of United National’s predecessor in the first quarter of 2003. These increases resulted from continued rate increases combined with an increase in policy counts.

Gross premiums written for the first quarter of 2004 in our Non-Medical Professional Liability product class decreased 1.8%, compared to those of United National’s predecessor for the first quarter of 2003. Net premiums written for the first quarter of 2004 in our Non-Medical Professional Liability product class increased 18.0%, compared to those of United National’s predecessor in the first quarter of 2003 due to the purchase of less reinsurance.

	Quarter Ended March 31,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2004	2003	2004	2003
Specific Specialty	$37,730	$90,526	$9,623	$18,903
Umbrella and Excess	14,965	70,738	3,499	4,263
Property and General Liability	39,717	27,193	35,243	21,785
Non-Medical Professional Liability	25,526	26,003	10,252	8,685

Total	$117,938	$214,460	$58,617	$53,636

Reinsurance receivables at March 31, 2004 decreased by 0.9%, or $15.9 million, to $1,747.1 million from $1,763.0 million at December 31, 2003. In addition, the aggregate amount of collateral securing the reinsurance receivables held by United National increased by $33.6 million during the quarter ended March 31, 2004 bringing the total collateral balance at March 31, 2004 to $752.6 million. Reinsurance receivables net of collateral at March 31, 2003 decreased by 4.7%, or $49.5 million, to $994.5 million from $1,044.0 million at December 31, 2003.

United National’s book value per share at March 31, 2004 was $14.15 based on 28.3 million aggregate Class A and Class B common shares outstanding at March 31, 2004.

******

United National Group, Ltd., headquartered in George Town, Grand Cayman, Cayman Islands, through its United States affiliates is a leading specialty property and casualty insurance carrier, licensed or authorized to provide coverage in all 50 states, and its non-U.S. operating companies are licensed in Bermuda and Barbados. The member insurance companies of United National Group are rated “A” (Excellent) by A. M. Best.

Safe Harbor Statement

Please read this release and the attached financial statements and summary of net operating income carefully, as certain financial figures presented for prior periods may not be directly comparable to recent and/or future results.

Certain statements contained in this press release may be forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, or by discussions of strategy. United National’s business and operations are subject to a variety of risks and uncertainties and other factors. Consequently, actual results may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) ineffectiveness of United National’s business strategy due to changes in current or future market conditions, (2) the effects of competitors’ pricing policies, changes in laws and regulations on competition, industry consolidation and development of competing financial products, (3) greater frequency or severity of claims and loss activity than United National’s underwriting, reserving or investment practices have anticipated, (4) decreased level of demand for United National’s insurance products or increased competition due to an increase in capacity of property and casualty insurers, (5) United National’s ability to implement its business plan for its non-U.S. operations, (6) United National’s inability to obtain or maintain financial strength or claims-paying ratings for one or more of its insurance subsidiaries, (7) United National’s non-U.S. operating companies becoming subject to income taxes in the United States, (8) changes in regulations or tax laws applicable to United National, its subsidiaries, brokers or customers, (9) acceptance of United National’s products and services, including new products and services, (10) changes in the availability, cost or quality of reinsurance or a deterioration of the claims-paying ability of reinsurers who have payment obligations to United National, (11) the effects of acts of terrorism, (12) the effects of terrorist-related insurance legislation and laws, (13) loss of key personnel, (14) political instability in the Cayman Islands, (15) changes in accounting policies or practices, and (16) changes in general economic conditions, including inflation and other factors that could affect United National’s investment portfolio. Investors are also directed to consider the risks and uncertainties discussed in documents United National has filed with the Securities and Exchange Commission. United National makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

Conference Call

United National will hold a conference call to discuss its first quarter 2004 results on May 5, 2004 at 8:30 a.m. Eastern Time.

To participate in the teleconference, please telephone 800-901-5241 (U.S. and Canada) or 617-786-2963 (International) and enter 24274044 when prompted for a password. The teleconference will be available for replay until May 12, 2004. To listen to the replay telephone 888-286-8010 (U.S. and Canada) or 617-801-6888 (International) and enter 14437284 when prompted for a password.

This teleconference is also being webcast by CCBN and can be accessed at United National’s website at www.ungl.ky. Please access the site at least 15 minutes prior to the call to register, download and install any necessary software.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

UNITED NATIONAL GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Quarter
	Ended March 31,
	2004	2003
	Successor	Predecessor
Gross premiums written	$117,938	$214,460

Net premiums written	$58,617	$53,636

Net premiums earned	$45,422	$46,613
Investment income, net	4,210	5,284
Net realized investment gains (losses)	(70)	(1,389)

Total revenues	49,562	50,508
Net losses and loss adjustment expense	28,143	32,831
Acquisition costs and other underwriting expenses	13,520	8,336
Provisions for doubtful reinsurance receivables	—	875
Other operating expenses	514	444
Interest expense	1,315	3

Income before income taxes	6,070	8,019
Income tax expense (benefit)	(769)	1,384

Net income before equity in net income of partnerships	6,839	6,635
Equity in net income of partnerships	579	413

Net income	$7,418	$7,048

Weighted average shares outstanding – basic	28,220	27,793

Weighted average shares outstanding – diluted	28,897	27,883

Net income per share – basic	$0.26	$0.25

Net income per share – diluted	$0.26	$0.25

Note Regarding Pro Forma Weighted Average Shares Outstanding for the Quarter Ended March 31, 2003

Pro forma weighted average shares outstanding — basic for the quarter ended March 31, 2003 assumes that our actual outstanding common shares of 27.8 million at December 31, 2003 have been outstanding for the entire period. Pro forma weighted average shares outstanding — diluted for the quarter ended March 31, 2003 represents the pro forma weighted average shares outstanding — basic plus the weighted average impact of options and warrants outstanding at December 31, 2003 using the treasury stock method and assuming an average market price of $10.00.

UNITED NATIONAL GROUP, LTD.
SELECTED BALANCE SHEET DATA
(Dollars and shares in thousands, except per share data)

	March 31,	December 31,
	2004	2003
Total investments cash and cash equivalents	$875,547	$848,309
Reinsurance receivables	1,747,098	1,762,988
Total assets	2,852,148	2,848,761
Unpaid losses and loss adjustment expenses	2,036,072	2,059,760
Unearned premiums	181,504	177,408
Senior note payable	72,848	72,848
Junior subordinated debentures	30,929	30,929
Total liabilities	2,452,284	2,467,969
Total shareholders’ equity	399,864	380,792
Common shares outstanding at end of period	28,256	27,793
Book value per share	$14.15	$13.70

UNITED NATIONAL GROUP, LTD.
SUMMARY OF NET OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Quarter
	Ended March 31,
	2004	2003
	Successor	Predecessor
Net operating income	$7,464	$7,951
Adjustments:
Net realized investment gains (losses), net of tax	(46)	(903)

Total after-tax adjustments	(46)	(903)

GAAP reported:
Net income	$7,418	$7,048

Weighted average shares outstanding – basic	28,220	27,793

Weighted average shares outstanding – diluted	28,897	27,883

Net operating income per share –basic	$0.26	$0.29

Net operating income per share – diluted	$0.26	$0.29

Note Regarding Net Operating Income

In managing its business and evaluating its performance, United National’s management focuses on net operating income (net income excluding after-tax net realized investment gains (losses) and extraordinary items that do not reflect overall operating trends) as a more appropriate measure of the net income attributable to the ongoing operations of the business. Net operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.

Note Regarding Pro Forma Weighted Average Shares Outstanding for the Quarter Ended March 31, 2003

Pro forma weighted average shares outstanding — basic for the quarter ended March 31, 2003 assumes that our actual outstanding common shares of 27.8 million at December 31, 2003 have been outstanding for the entire period. Pro forma weighted average shares outstanding — diluted for the quarter ended March 31, 2003 represents the pro forma weighted average shares outstanding — basic plus the weighted average impact of options and warrants outstanding at December 31, 2003 using the treasury stock method and an assuming average market price of $10.00.